Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA GROUP NAMES STEVE KLUEG

CHIEF FINANICAL OFFICER AS VETERAN CFO TOM MADDEN ANNOUNCES RETIREMENT

ANN ARBOR, MICHIGAN, (October 14, 2013) – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, has named Steve Klueg chief financial officer as veteran CFO Thomas Madden announces his plans to retire December 31, 2013.

“Tom Madden has almost 40 years of financial leadership to our company, and his guidance has been an immeasurable ingredient in helping us achieve our status as a worldwide leader,” said Terry McCormack, president and chief executive officer of Affinia Group.

“In a continuing demonstration of the commitment he has shown throughout his career, Tom will work side-by-side with our incoming CFO Steve Klueg to seamlessly transfer financial leadership over the coming months,” McCormack said.

Steve Klueg comes to Affinia from his post as chief financial officer of ReCommunity Recycling, the largest pure-play recycling company in the U.S. He additionally served as vice president and treasurer for World Fuel Services Corp., a Fortune 500 Company and a global leader in the downstream marketing and financing of aviation, marine and land fuel products and related services. He also held assistant treasurer positions at Ingersoll-Rand and SPX Corporation. A certified public accountant, he earned a bachelor’s degree from Ohio University and a master’s in business administration degree from The Ohio State University.

“We welcome Steve to our leadership team and are confident his experience and exceptional skillsets will serve Affinia well as we continue to provide innovative solutions to our customers across the globe,” McCormack said.

McCormack and Madden have served together for almost 40 years. Madden served as vice president and group controller for the Aftermarket Group of Dana Corporation from 1998 until the formation of Affinia in 2004. He joined Dana in 1974 as an accountant with the Transmission Division and served in a variety of positions, including division controller, Spicer Drivetrain Europe. While in Europe, Madden also held the position of general manager of the Transmission Assembly and Components Group. In 1992, he returned to the U.S. as division controller for the WIX Filtration division, and in 1996 became division controller of the Spicer Driveshaft Division. Madden earned a B.B.A. in Accounting from the University of Toledo and has also attended the University of Michigan Executive Business School.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

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